Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147414

APPLE REIT NINE, INC.

STICKER SUPPLEMENT TO

SUPPLEMENT NO. 3 DATED AUGUST 19, 2008

SUPPLEMENT NO. 4 DATED SEPTEMBER 17, 2008

Supplement Nos. 3 and 4 to be used with

PROSPECTUS DATED APRIL 25, 2008

Summary of Supplements to Prospectus (See Supplements for Additional Information)

Supplement No. 3 (cumulative, replacing all prior supplements) dated August 19, 2008 reports on (a) our purchase of one hotel containing a total of 125 rooms for a gross purchase price of $18,400,000 million; and (b) our execution of certain purchase contracts that relate to 9 hotels containing a total of 1,210 guest rooms and that provide for an aggregate gross purchase price of $150,650,000.

Supplement No. 4 dated September 17, 2008 reports on our execution of certain purchase contracts that relate to 4 hotels containing a total of 417 guest rooms and that provide for an aggregate gross purchase price of $58,400,000.

As of May 14, 2008, we completed our minimum offering of 9,523,810 units at $10.50 per unit and raised gross proceeds of $100,000,000 and proceeds net of selling commissions and marketing expenses of $90,000,000. Each unit consists of one Common Share and one Series A Preferred Share. We are continuing the offering at $11 per unit in accordance with the prospectus.

As of August 26, 2008, we had closed on the sale of 17,592,340 additional units at $11 per unit and from such sale we raised gross proceeds of $193,515,752 and proceeds net of selling commissions and marketing expenses of $174,164,177. Sales of all units at $10.50 per unit and $11.00 per unit, when combined, represent gross proceeds of $293,515,752 and proceeds net of selling commissions and marketing expenses of $264,164,177.

In connection with our hotel purchase to date, we paid a total of $ 367,500, representing 2% of the gross purchase price, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.